SCHEDULE 14A
                                 (RULE 14a-101)
                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant  [X]
Filed by a Party other than the Registrant  [_]

Check the appropriate box:

[_]   Preliminary Proxy Statement         [_]   Confidential, for use of the
                                                Commission only (as permitted by
                                                Rule 14a-6(e)(2))

[X]   Definitive Proxy Statement
[_]   Definitive Additional Materials
[_]   Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12


                      AMERICAN HOME MORTGAGE HOLDINGS, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and O-11.

(1)  Title of each class of securities to which transaction applies:

                     Common Stock, par value $.01 per share
     ---------------------------------------------------------------------------

(2)  Aggregate number of securities to which transaction applies:

     ---------------------------------------------------------------------------

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     ---------------------------------------------------------------------------

(4)  Proposed maximum aggregate value of transaction:

     ---------------------------------------------------------------------------

(5)   Total fee paid:

     ---------------------------------------------------------------------------

[_}  Fee paid previously with preliminary materials:

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)   Amount Previously Paid:

     ---------------------------------------------------------------------------

(2)   Form, Schedule or Registration Statement no.:

     ---------------------------------------------------------------------------

(3)   Filing party:

     ---------------------------------------------------------------------------

(4)   Date filed:

     ---------------------------------------------------------------------------

                      AMERICAN HOME MORTGAGE HOLDINGS, INC.
                              520 BROAD HOLLOW RD.
                            MELVILLE, NEW YORK 11747

                                   May 1, 2000

DEAR FELLOW STOCKHOLDER:

          You are cordially invited to attend the 2000 Annual Meeting of Stockholders of American Home Mortgage Holdings, Inc. ("AHMH"), which will be held on Tuesday, May 30, 2000, commencing at 10:00 a.m. local time, at 520 Broad Hollow Rd., Melville, New York 11747.

          At the Annual Meeting, you will be asked to consider and vote upon the election of two Class I directors to serve for a three-year term, to consider and ratify Deloitte & Touche LLP as AHMH's auditors and to consider and act upon such other business as may properly come before the Annual Meeting or any adjournment thereof.

          We hope you will find it convenient to attend in person. Whether or not you expect to attend, please promptly date, sign and mail the enclosed proxy in the return envelope provided to ensure your representation at the Annual Meeting and the presence of a quorum.

          A copy of our Annual Report to Stockholders is being provided to each of our stockholders with this Proxy Statement. Additional copies may be obtained by writing to American Home Mortgage Holdings, Inc., 520 Broad Hollow Rd., Melville, New York 11747, Attention: Secretary.

          On behalf of the Board of Directors and the associates of the Company, I would like to express our appreciation for your continued support.

                                       Sincerely,


                                       /s/ Michael Strauss

                                       Michael Strauss
                                       President and Chief Executive Officer

                      AMERICAN HOME MORTGAGE HOLDINGS, INC.
                              520 BROAD HOLLOW RD.
                            MELVILLE, NEW YORK 11747

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON MAY 30, 2000

TO THE STOCKHOLDERS OF AMERICAN HOME MORTGAGE HOLDINGS, INC.:

          Notice is hereby given that the Annual Meeting of Stockholders of American Home Mortgage Holdings, Inc., a Delaware corporation ("AHMH"), will be held on Tuesday, May 30, 2000, commencing at 10:00 a.m. local time, at 520 Broad Hollow Rd., Melville, New York 11747 for the following purposes:

          1. To elect two Class I directors to serve for a three-year term expiring at the 2003 Annual Meeting of Stockholders;

          2. To consider and ratify Deloitte & Touche LLP as AHMH's auditors for the fiscal year ending December 31, 2000; and

          3. To consider and act upon such other business as may properly come before the Annual Meeting.

          The Board of Directors has fixed the close of business on April 14, 2000 as the record date for the determination of stockholders entitled to notice of and to vote on any matters which may properly come before the Annual Meeting.

          All stockholders are cordially invited to attend the Annual Meeting in person. Even if you plan to attend the Annual Meeting, you are requested to mark, sign, date and return the accompanying proxy as soon as possible.

                                       By order of the Board of Directors,


                                       /s/ Michael Strauss

                                       Michael Strauss
                                       President and Chief Executive Officer

Dated:  May 1, 2000
Melville, New York

                      AMERICAN HOME MORTGAGE HOLDINGS, INC.
                              520 BROAD HOLLOW RD.
                            MELVILLE, NEW YORK 11747

                                 PROXY STATEMENT

          This Proxy Statement is furnished by the Board of Directors of American Home Mortgage Holdings, a Delaware corporation ("AHMH" or the "Company"), in connection with AHMH's solicitation of proxies for use at the 2000 Annual Meeting of Stockholders of AHMH (the "Annual Meeting"), which will be held on Tuesday, May 30, 2000, commencing at 10:00 a.m. local time, at 520 Broad Hollow Rd., Melville, New York 11747, and at any adjournments thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. All stockholders are entitled and encouraged to attend the Annual Meeting in person. This Proxy Statement and the accompanying Proxy Card are being mailed to stockholders of AHMH on or about May 1, 2000.

          All properly executed proxies delivered pursuant to this solicitation and not revoked will be voted in accordance with the directions given, and, in connection with any other business that may properly come before the Annual Meeting, in the discretion of the persons named in the proxy. In voting by proxy with regard to the election of directors, stockholders may vote in favor of the nominee or withhold their votes as to the nominee. If no direction is given on a proxy, it will be voted for the election of the nominee for director.

          In voting by proxy with regard to ratification of Deloitte & Touche LLP as AHMH's auditors, stockholders may vote in favor of ratification or against. If no direction is given on a proxy, it will be voted for the ratification of Deloitte & Touche LLP.

          A stockholder who has given a proxy may revoke it at any time before it is exercised by giving notice of revocation to the Secretary of AHMH, by submitting a proxy bearing a later date or by attending the Annual Meeting and voting in person. Attendance at the Annual Meeting will not, in itself, constitute revocation of a proxy.

                        RECORD DATE AND VOTING SECURITIES

          The Board of Directors has fixed the close of business on April 14, 2000 as the record date for determination of stockholders entitled to notice of, and to vote at, the Annual Meeting. Holders of record of the common stock, par value $.01 per share (the "Common Stock"), of AHMH as of April 14, 2000, will be entitled to one vote for each share held. On April 14, 2000, there were 8,286,747 shares of Common Stock outstanding and entitled to vote.

                          SECURITY OWNERSHIP OF CERTAIN

                        BENEFICIAL OWNERS AND MANAGEMENT

          The following table sets forth certain information regarding ownership of Common Stock as of April 14, 2000, by (i) each person known to the Company to be the beneficial owner of more than 5% of the issued and outstanding Common Stock as of April 14, 2000, (ii) each of the members of the Company's Board of Directors, (iii) each of the Company's executive officers named in the "Summary Compensation Table" under "Executive Compensation" below, and (iv) all directors and executive officers of the Company as a group. All shares were owned directly with sole voting and investment power unless otherwise indicated.

                                                          PERCENT OF COMMON
                               SHARES OF COMMON STOCK    STOCK BENEFICIALLY
NAME (1)                         BENEFICIALLY OWNED           OWNED (2)
--------                       ----------------------    ------------------

Michael Strauss                      5,089,606                  61.4

John A. Johnston (3)                   318,468                   3.8

Leonard Schoen, Jr.                        ---                    *

Joseph P. Bryant                        16,667                    *

C. Cathleen Raffaeli                    16,667                    *

Kenneth Slosser                            ---                    *

Nicholas P. Rizzetta (4)                   ---                    *

Robert E. Burke                            ---                    *

James P. O'Reilly                          ---                    *


All directors and executive
officers as a group (11
persons)                             5,441,408                  65.7

----------

* Represents less than 1%.

(1) Each person listed in the table is a director or named executive officer of the Company, with an address at c/o American Home Mortgage Holdings, Inc., 520 Broad Hollow Rd., Melville, New York 11747.

(2) Ownership percentages are based on 8,286,747 shares of Common Stock outstanding as of April 14, 2000.

(3) Mr. Johnston acquired his shares of Common Stock in connection with the Agreement and Plan of Merger, dated December 29, 1999, between the Company and Marina Mortgage Company, Inc.

(4) Mr. Rizzetta served as Chief Financial Officer of the Company from May 1999 until March 2000. He is no longer employed with the Company.

                              ELECTION OF DIRECTORS

                 (PROPOSAL NUMBER 1 ON THE ENCLOSED PROXY CARD)

          The Amended and Restated Bylaws of AHMH provide that the AHMH Board of Directors will consist of not less than three members nor more than twelve, the exact number to be determined by resolution adopted by the affirmative vote of a majority of all directors of AHMH. There are currently six members on the Board of Directors, which is divided into three classes; directors in each class are elected for a three-year term in staggered years.

          C. Cathleen Raffaeli, whose term expires this year, is a Class I director and has been nominated for re-election to the Board of Directors to hold office for a full three-year term expiring at the 2003 Annual Meeting of Stockholders or until a successor has been duly elected and qualified. The nominee is presently a director of AHMH and has consented to be named as a nominee and to serve as a director if elected. Should the nominee be unable or unwilling to serve as a director, the enclosed proxy will be voted for such other person or persons as the Board of Directors may recommend. Management does not anticipate that such an event will occur.

          Kenneth Slosser, who was elected to the Board of Directors on March 10, 2000 to fill a vacancy created by the resignation of a Class I director, and whose term expires this year, has been nominated for re-election to the Board of Directors to hold office for a full three-year term expiring at the 2003 Annual Meeting of Stockholders or until a successor has been duly elected and qualified. The nominee is presently a director of AHMH and has consented to be named as a nominee and to serve as a director if elected. Should the nominee be unable or unwilling to serve as a director, the enclosed proxy will be voted for such other person or persons as the Board of Directors may recommend. Management does not anticipate that such an event will occur.

INFORMATION ABOUT THE NOMINEES, THE CONTINUING DIRECTORS, EXECUTIVE OFFICERS AND KEY EMPLOYEES

          The table below sets forth the names and ages of the directors, including the nominees, the executive officers and the key employees of the Company, as well as the positions and offices held by such persons. A summary of the background and experience of each of these individuals is set forth after the table.

                   NAME                            AGE                            POSITION WITH AHMH
---------------------------------------------      ---     ------------------------------------------------------------
NOMINEE DIRECTORS WHOSE TERMS EXPIRE IN 2000:

   C. Cathleen Raffaeli                             43     Director
   Kenneth Slosser                                  36     Director

CONTINUING DIRECTORS WHOSE TERMS EXPIRE IN
2001:

   John A. Johnston                                 46     Director
   Leonard Schoen, Jr.                              35     Director and Senior Vice President, Operations

CONTINUING DIRECTORS WHOSE TERMS EXPIRE IN
2002:

   Michael Strauss                                  41     Chairman of the Board, President and Chief Executive Officer
   Joseph P. Bryant                                 52     Director

EXECUTIVE OFFICERS AND OTHER KEY EMPLOYEES
WHO ARE NOT DIRECTORS:

   Robert E. Burke                                  34     Chief Financial Officer
   Mitchell Eininger                                43     Senior Vice President, Business Development
   James P. O'Reilly                                46     Senior Vice President, Secondary Marketing
   Leslie E. Tao                                    36     Senior Vice President, Production and Sales
   Richard D. Silver                                55     Senior Vice President, Controller
   Lawrence S. Jones                                37     Vice President, Quality Control and Compliance
   Andrew P. Valentine                              38     Vice President and Corporate Counsel

          MICHAEL STRAUSS. Mr. Strauss founded the Company in 1988 and currently serves as the Chairman of our Board of Directors and our President and Chief Executive Officer. He is responsible for our strategic direction as well as overseeing our day-to-day operations. Mr. Strauss is First Vice President and Director of the Empire State Mortgage Bankers Association and a member of a number of mortgage advisory councils. He has a B.S. in business administration from Washington University in St. Louis, Missouri.

          ROBERT E. BURKE. Mr. Burke served as Chief Financial Officer of the Company from April 1997 to April 1999 and has resumed that position as of March 2000. Mr. Burke served on our Board of Directors from October 1999 until March 2000 and served as Senior Vice President, Treasurer from May 1999 until March 2000. He was a partner with Burke & Company, an independent accounting firm, from 1995 to 1997, and a Senior Manager at Goldstein Golub Kessler & Company, P.C., another independent accounting firm, from 1990 to 1995. Mr. Burke is a Certified Public Accountant and has a B.S. in accounting from Duquesne University in Pittsburgh, Pennsylvania.

          MITCHELL EININGER. Mr. Eininger joined us in November 1996 as Senior Vice President, Business Development. From March 1993 to November 1996, he was an Assistant Vice President of Norwest Mortgage, where he was responsible for opening mortgage banking facilities in the New York City area. From 1990 to 1993, Mr. Eininger was the branch manager of the Bardonia, New York, office of Sears Mortgage Company, responsible for origination, staffing, employee and customer relation matters. Mr. Eininger has a degree in electronics from E.F. Johnson Technical School in Wascca, Minnesota, and has an Associates of Science degree in electrical technology from Rockland Community College in Suffern, New York.

          JAMES P. O'REILLY. Mr. O'Reilly joined us in March 1998 as Senior Vice President, Secondary Marketing. He was Senior Vice President at Gateway Funding, a Pennsylvania mortgage banker, from 1996 to March 1998, President of Secondary Marketing Services, a consulting firm specializing in interest rate risk management, from 1995 to 1996 and Senior Vice President at First Keystone Mortgage, a Pennsylvania mortgage banker, from 1993 to 1995. Mr. O'Reilly also was a Senior Bank Examiner for the Federal Home Loan Bank Board, where he was responsible for the supervisory examinations of thrift institutions. He is a Certified Public Accountant and has a B.S. in accounting from Saint Francis College in Loretto, Pennsylvania.

          LEONARD SCHOEN, JR. Mr. Schoen has been with us since 1988. He has served on our Board of Directors since October 1999 and has been the Senior Vice President, Operations since 1995, overseeing all processing and underwriting functions. Before that, he held various operations and management positions with the Company. Mr. Schoen has a B.S. in business administration from Hofstra University.

          LESLIE E. TAO. Ms. Tao has been Senior Vice President, Production and Sales, since 1996. She was a Vice President at Sterling Mortgage Corporation, a mortgage broker in the New York tri-state area, from 1987 to 1996, responsible for managing operations and sales. Ms. Tao has an M.B.A. in finance from Hofstra University in Hempstead, New York, and a B.A. from the State University of New York at Stony Brook, New York.

          LAWRENCE S. JONES. Mr. Jones has been our Vice President, Quality Control and Compliance, since January 1996. Before that, he was Assistant Vice President of Roosevelt Savings Bank, where he was responsible for the Residential Loan Production Division from 1986 to 1996. Mr. Jones holds a B.S. from Cortland University in Cortland, New York.

          ANDREW P. VALENTINE. Mr. Valentine joined us in November 1995 as Vice President and Corporate Counsel. He was the managing attorney at the law firm of Howard W. Newman from 1994 to 1995, where he directed real estate closings and provided state and federal regulatory counseling to mortgage bankers and brokers. From 1987 to 1994, he was the managing attorney at Keenan, Powers & Andrews, P.C., a real estate firm. Mr. Valentine holds a J.D. from Brooklyn Law School and a B.S. from the State University of New York at Brockport, New York.

          JOSEPH P. BRYANT. Mr. Bryant has served on our Board of Directors since October 1999. Mr. Bryant has been the Managing Director of eOriginal, Inc., an electronic document services company, since March 2000. He has also been the chairman and chief executive officer of The Bison Financial Group, Inc., a company involved in buying, selling and financing distressed commercial real estate, since June 1999. Prior to that, he was chief executive officer and president of Roslyn National Mortgage Corp., a New York-based multi-state mortgage company, from March 1998 to June 1999. From September 1997 to March 1998, he was senior vice president of Home Federal Savings Bank. From November 1993 to September 1997, Mr. Bryant served as executive vice president and chief mortgage officer of Long Island Savings Bank.

          C. CATHLEEN RAFFAELI. Ms. Raffaeli has served on our Board of Directors since October 1999. Since December 1998, Ms. Raffaeli has been the president and chief operating officer of Consumer Financial Network, an e-commerce company, majority owned by IXL Enterprises, a Nasdaq National Market-listed Internet services company. Prior to joining Consumer Financial Network, Ms. Raffaeli was the executive director of the commercial credit card division of Citicorp from 1994. From 1992 to 1994, Ms. Raffaeli served as senior vice president of Chemical Bank, where she was responsible for its New York retail mortgage and national telemarketing business.

          KENNETH P. SLOSSER. Mr. Slosser was appointed to the Board of Directors on March 10, 2000 to fill the vacancy created by Robert E. Burke's resignation from the Board of Directors. Since December 1996, Mr. Slosser has been the Managing Director of the Investment Banking and Corporate Finance Department of the investment bank Friedman, Billings, Ramsey & Co., Inc. From June 1986 through November 1996, he served as Assistant Director of Oversight and Examination for the Office of Thrift Supervision, a savings institution in the western United States. Mr. Slosser is currently a director of East West Bancorp, Inc., a company traded on the Nasdaq National Market, and its wholly-owned subsidiary, East West Bank. His board membership for East West Bancorp is scheduled to expire in May 2000, and he will not be renominated.

          JOHN A. JOHNSTON. Mr. Johnston has been a director of the Company since March 10, 2000. Prior to that, he served as Chief Executive Officer of Marina Mortgage Company, Inc. since 1991. Marina Mortgage was acquired by AHMH on December 29, 1999, and Mr. Johnston has continued to serve as Chief Executive Officer of Marina Mortgage, as a wholly-owned subsidiary of the Company, since such date.

          RICHARD D. SILVER. Mr. Silver joined us on February 8, 2000 as Senior Vice President, Controller. Prior to joining us, he was Chief Financial Officer of Marina Mortgage Company, Inc., which was acquired by AHMH on December 29, 1999, since 1998. Prior to that, Mr. Silver served as Senior Vice President and Controller of Downey Financial Corp., a federally-chartered savings association, in Newport Beach, California, where he was responsible for managing the accounting department.

DIRECTOR COMPENSATION

          Directors who are neither our employees nor those of our subsidiaries will receive $3,000 per board meeting attended. Directors will be reimbursed for out-of-pocket expenses incurred in connection with their service as directors. In addition, each non-employee director is eligible to receive non-qualified stock options and restricted stock awards under our 1999 Omnibus Stock Incentive Plan. Directors who serve either as our officers or employees or as officers or employees of any of our subsidiaries will not receive any additional compensation for their services as directors.

          In 1999, Ms. Raffaeli and Mr. Bryant, as non-employee directors, each received, subject to the terms and conditions of our 1999 Omnibus Stock Incentive Plan, 16,667 shares of restricted stock. The restriction period with respect to the shares of restricted stock shall expire, and the shares may be sold, transferred or otherwise disposed of, subject to applicable securities law requirements, on October 6, 2001.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

          The Board of Directors of AHMH held one meeting since its formation during the last fiscal year, which all of the directors attended, and took action by written consent on seven occasions.

          The Board of Directors of AHMH currently has two standing committees: the Audit Committee and the Compensation Committee. These committees did not meet during 1999.

          The principal functions of the Audit Committee are to make recommendations to our Board of Directors concerning the engagement of independent public accountants, monitor and review the quality and activities of our internal audit functions and those of our independent auditors and monitor the adequacy of our operating and internal controls as reported by management and the independent or internal auditors. The present members of the Audit Committee are Mr. Bryant, Ms. Raffaeli and Mr. Slosser.

          The principal functions of the Compensation Committee are to review salaries, benefits and other compensation of our officers and other employees, make recommendations to our Board of Directors regarding salaries, benefits and other compensation and administer our employee benefit plans. The present members of the Compensation Committee are Joseph P. Bryant and C. Cathleen Raffaeli.

EXECUTIVE COMPENSATION

          The following table sets forth certain summary information concerning compensation paid or accrued by the Company, to or on behalf of the Chief Executive Officer and to each of the Company's four most highly compensated executive officers other than the Chief Executive Officer during the year ended December 31, 1999.

                           SUMMARY COMPENSATION TABLE

                                                      LONG TERM
                                                     COMPENSATION
                                ANNUAL COMPENSATION     AWARDS
                                -------------------  ------------
                                                      SECURITIES   ALL OTHER
NAME AND PRINCIPAL              SALARY                UNDERLYING    COMPEN-
POSITION                 YEAR     ($)    BONUS ($)   OPTIONS/SARS  SATION (1)
------------------       ----   -------  ---------   ------------  ----------
Michael Strauss          1999   148,765       ---        ---           ---
Chief Executive          1998   131,847       ---        ---           ---
Officer
and President (2)

Leonard Schoen, Jr.      1999   249,449       ---      33,334        5,076
Senior Vice President,   1998   219,711       ---         ---       13,931
Operations

Nicholas P. Rizzetta     1999   87,769    150,000      25,000          ---
Chief Financial          1998      ---        ---         ---          ---
Officer (3)

Robert E. Burke          1999   173,145    20,000      25,000          ---
Chief Financial          1998   156,154       ---         ---        9,010
Officer (4)

James P. O'Reilly        1999   142,308    43,687      25,000          ---
Senior Vice              1998   100,019       ---         ---          ---
President, Secondary
Marketing

----------

(1) Represents commissions earned for loan applicants referred to us, who subsequently closed a transaction.

(2) Pursuant to his employment agreement, Mr. Strauss will earn an annual base salary of $350,000 commencing January 1, 2000. In addition, prior to the Company's initial public offering, American Home Mortgage Corp. ("AHMC"), the Company's predecessor and current subsidiary, elected to be treated for income tax purposes as an S corporation. In connection with the initial public offering, AHMC distributed to Mr. Strauss, its sole stockholder, a promissory note in the amount of $7.8 million, bearing interest at the rate payable on the Company's principal credit facility, in respect of AHMC's previous S corporation earnings. In connection with this distribution, the Company agreed to indemnify Mr. Strauss, on an after-tax basis, from all liability for the Company's taxes and those of AHMC with respect to the period after the initial public offering.

(3) Mr. Rizzetta served as Chief Financial Officer of the Company from May 1999 until March 2000. Mr. Rizzetta's options expired upon the termination of his employment with the Company and are no longer exercisable.

(4) Mr. Burke served as Chief Financial Officer of the Company from April 1997 through April 1999, and has resumed that position as of March 2000. From May 1999 until March 2000, Mr. Burke served as Senior Vice President, Treasurer, of the Company.

STOCK OPTION PLAN

          In August 1999, our Board of Directors adopted and our stockholder approved the 1999 Omnibus Stock Incentive Plan. We have reserved an aggregate of 750,000 shares of Common Stock for issuance under this plan. The purpose of the Omnibus Stock Plan is to promote our long-term growth and profitability by providing individuals with incentives to improve stockholder value and contribute to our growth and financial success, and by enabling us to attract, retain and reward the best available persons for positions of substantial responsibility.

          The Omnibus Stock Plan provides for the grant of non-qualified stock options, incentive stock options within the meaning of Section 422 of the Internal Revenue Code, stock appreciation rights and restricted and non-restricted stock awards, each of which may be granted separately or in tandem with other awards. Participation in the Omnibus Stock Plan is open to all of our employees, officers and directors. However, only our employees or those of our subsidiaries may receive incentive stock option awards.

          To date, 33,334 shares of restricted stock and options to acquire 665,310 shares of Common Stock have been granted. The number of shares of restricted stock was determined by reference to, and the options with respect to 503,433 shares of Common Stock will be exercisable at, the initial public offering price of $6.00 per share. The options to acquire the remaining 161,877 shares of Common Stock were granted in connection with the acquisition of Marina Mortgage, at exercise prices ranging from $6.1875 to $6.4375 per share, based on the market price of the Common Stock on the Nasdaq National Market.

          The Compensation Committee of the Board of Directors will administer the Omnibus Stock Plan. In doing so, the Compensation Committee has the authority to:

     o determine the eligible persons to whom, and the time or times at which, awards shall be granted;

     o    determine the types of awards to be granted;

     o determine the number of shares to be covered by or used for reference purposes for each award;

     o impose terms, limitations, restrictions and conditions on any award as deemed appropriate;

     o modify, amend, extend or renew outstanding awards, or accept the surrender of outstanding awards and substitute new awards (provided, however, that except in specified circumstances, any modification that would materially adversely affect any outstanding award shall not be made without the consent of the grantee);

     o accelerate or otherwise change the time in which an award may be exercised or becomes payable and to waive or accelerate the lapse, in whole or in part, of any restriction or condition with respect to such award, including, without limitation, any restriction or condition with respect to the vesting or exercisability of an award following termination of any grantee's employment; and

     o establish objectives and conditions, if any, for earning awards and determining whether awards will be paid after the end of a performance period.

          As the plan's administrator, the Compensation Committee also is authorized to make adjustments in the terms and conditions of, and the criteria included in, awards in recognition of unusual or nonrecurring events affecting us, or our financial statements or those of our subsidiaries, or of changes in applicable laws, regulations or accounting principles, whenever the administrator determines that such adjustments are appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Omnibus Stock Plan.

          Options intended to qualify as incentive stock options under Section 422 of the Internal Revenue Code must have an exercise price at least equal to fair market value on the date of grant. Incentive stock options may not be exercisable more than 10 years from the date the option is granted. If any of our employees, or those of our subsidiaries, owns or is deemed to own at the date of grant shares of stock representing in excess of 10% of the combined voting power of all classes of our stock, the exercise price for the incentive stock options granted to that employee may not be less than 110% of the fair market value of the underlying shares on that date and the option may not be exercisable more than 5 years from the date the option is granted. The option exercise price may be paid in cash, by tender of shares of Common Stock, by a combination of cash and shares or by any other means the administrator approves. Awards of stock appreciation rights, stock and phantom stock awards and performance awards may be settled in cash, shares of Common Stock or a combination of both, in the administrator's discretion.

          The Board of Directors may terminate, amend or modify the Omnibus Stock Plan or any portion of it at any time, except that all awards made before the termination of the plan will remain in effect until they have been satisfied or terminated in accordance with the terms of the plan and those awards.

          The following table sets forth information concerning stock option grants made during 1999 to the executive officers named in the "Summary Compensation Table," including the present value of each grant on the date of grant, estimated using the Black-Scholes option-pricing model. This pricing model is for illustration purposes only and is not intended to predict the future price of the Common Stock. The actual future value of the options will depend on the market value of the Common Stock.


                                               STOCK OPTION GRANTS IN FISCAL YEAR 1999

                                      INDIVIDUAL GRANTS
-------------------------------------------------------------------------------------------
                                  NUMBER OF
                                  SECURITIES     PERCENT OF TOTAL
                                  UNDERLYING       OPTIONS/SARS     EXERCISE
                                 OPTIONS/SARS       GRANTED TO       PRICE       EXPIRATION
NAME                               GRANTED         EMPLOYEES (%)     ($/SH)         DATE          GRANT DATE PRESENT VALUE ($) (1)
------------------------         ------------    ----------------   --------     ----------       --------------------------------

Michael Strauss                      ---                ---            ---           ---                        ---
Robert E. Burke                     25,000              3.7            6.00        10/1/09                     38,591
Leonard Schoen, Jr.                 33,334              4.9            6.00        10/1/09                     51,546
Nicholas P. Rizzetta (2)            25,000              3.7            6.00        10/1/09                     38,591
James P. O'Reilly                   25,000              3.7            6.00        10/1/09                     38,591

----------

(1)  The present value of the options granted is estimated using the Black-Scholes option-pricing model with the following weighted-average assumptions used for the 1999 grants:

     Dividend yield                   0%
     Expected volatility              24%
     Risk-free interest rate          5.00%
     Expected life                    2 years

(2)  Mr. Rizzetta's options expired upon the termination of his employment with the Company on March 17, 2000 and are no longer exercisable.

          The following table sets forth certain summary information concerning exercised and unexercised options to purchase AHMH's Common Stock as of December 31, 1999, under AHMH's Stock Option Plan held by the executive officers named in the "Summary Compensation Table."

                                                STOCK OPTION EXERCISES IN FISCAL YEAR
                                               1999 AND FISCAL YEAR-END OPTION VALUES

                                                                    NUMBER OF UNEXERCISED          VALUE OF UNEXERCISED
                                                                 OPTIONS/SARS HELD AT FISCAL   IN-THE-MONEY OPTIONS/SARS AT
                                                                         YEAR-END (#)             FISCAL YEAR-END ($) (1)
                                    ACQUIRED ON       VALUE      ---------------------------   ----------------------------
               NAME                 EXERCISE (#)  REALIZED ($)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE    UNEXERCISABLE
------------------------------      ------------  ------------   -----------   -------------   -----------    -------------

Michael Strauss                         --             --            --             --              --             --

Robert E. Burke                         --             --            --            25,000           --           15,625

Leonard Schoen, Jr.                     --             --            --            33,334           --           20,834

Nicholas P. Rizzetta (2)                --             --            --            25,000           --           15,625

James P. O'Reilly                       --             --            --            25,000           --           15,625


----------

(1)  The value of unexercised in-the-money options/SARs represents the number of options/SARs held at year-end 1999 multiplied by the difference between the exercise price, $6.00 per share, and $6.625, the closing price of AHMH's Common Stock at December
     31, 1999.

(2)  Mr. Rizzetta's options expired upon the termination of his employment with the Company on March 17, 2000 and are no longer exercisable.


EMPLOYMENT AGREEMENTS, TERMINATION OF EMPLOYMENT AND CHANGE-IN-CONTROL ARRANGEMENTS

          Our employment agreement with Mr. Strauss, our President and Chief Executive Officer, provides for an annual base salary of $350,000 commencing January 1, 2000, and a discretionary bonus. The agreement has an initial term of 3 years and will automatically renew for additional one-year terms, provided that either party may terminate the agreement upon 12-months prior notice. The employment agreement contains covenants not to compete for a period ending on the later of the first anniversary of the termination of Mr. Strauss' employment and October 6, 2002. If (i) we terminate the agreement for any reason other than for cause or upon Mr. Strauss' disability, (ii) Mr. Strauss terminates his employment for good reason, or (iii) in connection with or following a change in control, his position is eliminated or Mr. Strauss no longer serves as our chief executive officer with power, authority and responsibility attendant to such office, then we must pay him a lump sum payment equal to 299% of his base salary, plus the average of his annual incentive award over the preceding 5 years.

          Our employment agreement with Mr. Rizzetta, who served as Chief Financial Officer of the Company from May 1999 to March 2000, provided for an annual base salary of $140,000. In addition, the Company agreed to pay Mr. Rizzetta an annual bonus of $150,000 in 1999. The agreement also provided for a bonus based on the annual pretax income of AHMH and a discretionary bonus. As of March 17, 2000, this agreement was terminated and Mr. Rizzetta is no longer an employee of the Company.

          Our employment agreement with Mr. Burke, our Chief Financial Officer, provides for an annual base salary of $180,000, and is terminable by either party on 2 weeks' written notice to the other party.

          Our employment agreement with Mr. O'Reilly, our Senior Vice President, Secondary Marketing, provides for a base salary of not less than $200,000 per year and a bonus equal to 10% of the profit from secondary market activities for all loans sold. The Company also pays to Mr. O'Reilly a car allowance in the amount of $500 per month. The employment agreement is for a term of five years, and will automatically renew for additional one-year terms, provided that either party may terminate the agreement upon 120 days' prior notice. The employment agreement contains covenants not to compete for a period ending on the first anniversary of the termination of Mr. O'Reilly's employment. If we terminate the agreement for any reason other than for cause or Mr. O'Reilly terminates his employment for good reason, then we must pay him a lump sum payment of $200,000 or, if a change in control occurs within 6 months of such termination, $300,000.

          Our employment agreement with Mr. Schoen, our Senior Vice President, Operations, provides for an annual base salary of $260,000, and prohibits him from disclosing certain confidential information regarding AHMH during or after the term of his employment. The agreement also restricts, for a period of one year after termination of employment, certain employment with mortgage brokerage businesses. The employment agreement is terminable by either party on 2 weeks' written notice to the other party.

          Our employment agreement with Mitchell Eininger, our Senior Vice President, Business Development, provides for an annual salary of $185,000. The employment agreement is terminable by either party on 2 weeks' written notice to the other party.

REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

          The Compensation Committee of the Board of Directors was established after completion of the Company's initial public offering in October 1999. The Compensation Committee is comprised of two non-employee directors, Joseph P. Bryant and C. Cathleen Raffaeli. The Compensation Committee is responsible for making recommendations to the Board of Directors concerning the compensation levels of the executive officers of the Company. The Compensation Committee also administers the Company's Omnibus Stock Incentive Plan and determines awards to be made under such plan to the Company's executive officers and to other eligible employees. It is currently anticipated that the Compensation Committee will review compensation programs for executive officers annually, commencing in the year 2000.

          With respect to 1999, virtually all of the compensation the Company paid to executive officers was established under employment agreements that the Company had negotiated and executed before becoming a public company. To date, the Compensation Committee has met once, and has ratified and approved the terms of the existing employment agreements. Therefore, the following sections on Philosophy, Base Salary, Commissions, Cash Bonus, Stock Options and Chief Executive Officer describe the considerations that have guided, or will guide, the Compensation Committee in assessing executive compensation.

     Philosophy

          The goal of the Compensation Committee is to provide competitive levels of compensation that integrate pay with AHMH's short-term and long-term performance goals, reward corporate performance and recognize individual initiative and achievement. It is anticipated that these policies will help AHMH to continue to attract and retain quality personnel and thereby enhance AHMH's long-term profitability and share value.

          Executive compensation ranges will be designed to be competitive with those amounts paid to senior executives at companies in the mortgage industry that compete with AHMH, companies that are similar in size and profitability to AHMH and companies with which AHMH competes for senior executives. Within this framework, individual executive compensation will continue to be based on personal and corporate achievement and the individual's level of responsibility and experience. However, in any particular year, AHMH's executives may be paid more or less than executives in peer companies, depending on AHMH's own performance.

          The executive officers' compensation is comprised of four principal components: base salary, commissions, bonus and stock options or awards granted under AHMH's Stock Option Plan. These components are discussed below.

     Base Compensation

          The base salaries of AHMH's executive officers will be based in part on comparative industry data and on various quantitative and qualitative considerations regarding corporate and individual performance. An executive's base salary will be determined only after an assessment of his or her sustained performance, current salary in relation to an objective salary range for the executive's job responsibilities and his or her experience and potential for advancement. In establishing base salaries for AHMH's executive officers, the Compensation Committee may consider several additional factors, including: (i) industry compensation trends; (ii) cost of living and other local and geographic considerations; (iii) mortgage industry and job-specific skills and knowledge;
(iv) historical and expected contributions to AHMH's performance; and (v) level, complexity, breadth and difficulty of duties.

     Commissions

          In addition to base salary, the Compensation Committee sets commissions for certain executives, providing an incentive to maximize the number of loans originated by the Company, in order to ultimately maximize corporate performance.

     Bonus Program

          Eligible executive officers of AHMH may also be awarded bonuses for achieving certain performance levels. In the year 2000, the Compensation Committee intends to establish bonuses based on various quantitative and qualitative performance criteria for these executive officers, in order to attract and retain qualified individuals and also encourage them to meet the Company's desired performance goals.

     Stock Options and Stock Appreciation Rights

          In 1999, AHMH provided long-term executive compensation incentives in the form of stock option awards and stock appreciation rights. The Compensation Committee will continue this stock option program in 2000. The Compensation Committee believes that stock option awards and stock appreciation rights are an effective means of advancing the long-term interests of AHMH's stockholders by integrating executive compensation with the long-term value of AHMH Common Stock. Awards are granted at the prevailing market price on the date of grant and are valuable to executives only if AHMH Common Stock appreciates.

     Chief Executive Officer

          For his services as AHMH's Chief Executive Officer, Mr. Strauss received an amount of compensation for 1999 determined in accordance with his employment agreement prior to the initial public offering. Mr. Strauss' salary for 1999 was $148,765. In addition to his salary, in connection with the initial public offering in October 1999, AHMH offered 89,606 shares of Common Stock to Mr. Strauss at the offering price of $6.00 per share, net of any underwriting discounts or commissions and subject to certain resale restrictions.

          In determining Mr. Strauss' compensation for 2000, the Compensation Committee will consider the Company's actual financial performance as well as Mr. Strauss' contributions to the growth and success of the Company. Other factors that will guide the Compensation Committee are Mr. Strauss' ability to lead the Company through its first year as a public company, the market performance of AHMH stock, the integration of acquired businesses, continued recruiting of valuable personnel and market development for the origination of loans.

          RESPECTFULLY SUBMITTED,
          THE COMPENSATION COMMITTEE

          Joseph P. Bryant
          C. Cathleen Raffaeli

PERFORMANCE GRAPH

          Set forth below is a graph comparing the cumulative total stockholder return on AHMH's Common Stock with the S&P 500 Index and the Nasdaq Financial Index. The AHMH Common Stock traded on the Nasdaq National Market under the symbol "AHMH". The graph assumes an investment of $100.00 on October 1, 1999 in
(i) AHMH's Common Stock, (ii) the stocks comprising the S&P 500 Index and (iii) a "peer group" selected by AHMH's management. The peer group includes Countrywide Credit Industries, Inc., Flagstar Bancorp, Inc., Resource Bancshares Mortgage Group, Inc., Irwin Financial Corporation, Mortgage.com, Inc., E Loan, Inc. and Finet.com, Inc.






                               [graphic omitted]










                    CUMULATIVE TOTAL RETURN PERFORMANCE GRAPH

       DATE            AHMH      S&P 500 INDEX     PEER GROUP INDEX
-----------------    --------    -------------     ----------------

October 1, 1999         100           100                100
December 31, 1999    111.67        114.87              77.34



CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

          The following parties had a direct or indirect material interest in transactions with AHMH since the beginning of 1999 and such transactions are described below.

          In connection with the Company's initial public offering, American Home Mortgage Corp. ("AHMC"), the Company's predecessor and current subsidiary, issued a promissory note in the amount of $7.8 million to Mr. Strauss, the sole stockholder of AHMC at the time, in respect of AHMC's previous earnings as an S corporation. The note bears interest at the same rate of interest as our principal credit facility. In connection with this distribution, the Company agreed to indemnify Mr. Strauss, on an after-tax basis, from all liability for the Company's taxes and those of AHMC with respect to the period after the initial public offering.

          Pursuant to a guaranty agreement dated December 8, 1998, Mr. Strauss has personally guaranteed the performance of all our obligations, liabilities and indebtedness under our warehouse facility with First Union. Mr. Strauss' liability under this guaranty is absolute and unconditional.

          In 1998, we made a $52,000 interest-free loan to Great Oak Title Agency, Inc., in connection with its start up. In March 1999, Mr. Strauss repaid the outstanding balance on this loan. Great Oak is a title agency, 90% owned by Mr. Strauss, that provides services to our subsidiary's customers.

          In consideration of his employment as Senior Vice President, Secondary Marketing, and the payment of $100, Mr. O'Reilly has granted us a 20-year non-exclusive license to use certain interest rate risk management software developed by Mr. O'Reilly.

          Mr. Slosser is a Managing Director of Friedman, Billings, Ramsey & Co., Inc. ("FBR"). FBR received compensation under the following agreements: (a) on May 13, 1999, AHMH entered into a letter agreement with FBR, as amended on September 20, 1999, to retain FBR as its financial advisor and lead underwriter in connection with the Company's initial public offering. In connection with the offering, the Company and FBR entered into an underwriting agreement just prior to the distribution of the Company's securities. In connection with its engagement, FBR received cash fees of $1,027,038, including expenses, and received warrants to purchase 250,000 shares of the Company's Common Stock as compensation for its services; and (b) on or about December 15, 1999, the Company retained FBR to serve as its financial advisor in connection with the acquisitions of two mortgage companies and to provide the Company's Board of Directors with an opinion as to the fairness of each transaction from a financial perspective. FBR is due to receive cash fees of $75,000 for each of these acquisitions in connection with its services as financial advisor. In addition, the Company agreed to indemnify FBR and its officers and directors against certain liabilities in connection with the initial public offering and acquisitions.

COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

          Section 16(a) of the Securities Exchange Act of 1934 requires AHMH's directors, executive officers and 10% stockholders to file reports of ownership and reports of changes in ownership of AHMH's Common Stock and other equity securities with the SEC and the Nasdaq National Market. Directors, executive officers and 10% stockholders are required to furnish AHMH with copies of all
Section 16(a) forms they file. Based on a review of the copies of such reports furnished to it, AHMH believes that during 1999, AHMH's directors, executive officers and 10% stockholders complied with all Section 16(a) filing requirements applicable to them, except that Mr. Johnston was late in filing a Form 3 to reflect his acquisition of the Company's Common Stock in connection with the acquisition of Marina Mortgage by AHMH.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

          The compensation committee makes all compensation decisions. During 1999, the following directors served on the Compensation Committee: Joseph P. Bryant and C. Cathleen Raffaeli. No interlocking relationship exists between the Board of Directors or Compensation Committee and the board of directors or compensation committee of any other company, nor has any such interlocking relationship existed in the past.

VOTING PROCEDURES

          A majority of the outstanding shares of Common Stock, represented in person or by proxy, constitutes a quorum for the transaction of business at the Annual Meeting. A stockholder who abstains from voting on any or all proposals will be included in the number of stockholders present at the meeting for the purpose of determining the presence of a quorum. However, an abstention with respect to the election of the Class I directors will not be counted either in favor of or against the election of the nominee. Brokers who hold shares for the account of their clients may vote such shares either as directed by their clients or in their own discretion if permitted by the exchange or other organization of which they are members. Accordingly, broker non-votes will have no affect on the vote.

                                 OTHER BUSINESS

          The Board of Directors does not intend to bring any other business before the meeting, and as far as is known by the Board, no matters are to be brought before the meeting except as disclosed in the Notice of Annual Meeting of Stockholders. However, as to any other business which may properly come before the meeting, it is intended that proxies, in the form enclosed, will be voted in respect thereof in accordance with the judgment of the persons voting such proxies.

                              INDEPENDENT AUDITORS

          The Board of Directors has appointed the firm of Deloitte & Touche LLP, independent certified public accountants, to be AHMH's auditors for the fiscal year ending December 31, 1999. Deloitte & Touche also served as AHMH's independent certified public accountants for the fiscal year ended December 31, 1998. Representatives of Deloitte & Touche are expected to be present at the meeting, will have the opportunity to make a statement, if they desire to do so, and will be available to respond to appropriate questions from stockholders.

                     ANNUAL REPORT AND FINANCIAL STATEMENTS

          A copy of AHMH's Annual Report for the fiscal year ended December 31, 1999, including audited financial statements, was sent to all stockholders of AHMH along with this Proxy Statement.

                             SOLICITATION OF PROXIES

          The proxy accompanying this Proxy Statement is solicited by the AHMH Board of Directors. Proxies may be solicited by officers, directors and regular supervisory and executive employees of AHMH, none of whom will receive any additional compensation for their services. Such solicitations may be made personally, or by mail, facsimile, telephone, telegraph or messenger. AHMH may reimburse brokers and other persons holding shares in their names or in the names of nominees for expenses in sending proxy materials to beneficial owners and obtaining proxies from such owners. All of the costs of solicitation of proxies will be paid by AHMH.

                 STOCKHOLDERS' PROPOSALS FOR NEXT ANNUAL MEETING

          AHMH's Amended and Restated Bylaws have an advance notice procedure for stockholders to bring business before an annual meeting of stockholders. The advance notice procedure requires that a stockholder interested in presenting a proposal for action at the 2001 Annual Meeting of Stockholders must deliver a written notice of the proposal, together with certain specified information relating to such stockholder's stock ownership and identity, to AHMH's Secretary not earlier than March 1 nor later than March 31, 2001.

          Stockholders' proposals intended to be included in AHMH's proxy statement and form of proxy for the 2001 Annual Meeting of Stockholders must be received by AHMH no later than 120 days prior to the anniversary date of the first notice of the 2000 Annual Meeting, or December 4, 2000.


                                       By order of the Board of Directors,


                                       /s/ Michael Strauss

                                       Michael Strauss
                                       Chairman of the Board

Dated:  May 1, 2000

                                     PROXY
              THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF
                     AMERICAN HOME MORTGAGE HOLDINGS, INC.

                     FOR THE ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON MAY 30, 2000

    The undersigned hereby appoints Michael Strauss and Robert Burke, and each or any of them, with full power of substitution, as his or her true and lawful agents and proxies ("Proxies") to represent the undersigned at the Annual Meeting of Stockholders of American Home Mortgage Holdings, Inc. ("AHMH") to be held at AHMH's headquarters, 520 Broad Hollow Road, Melville, New York 11747, at 10:00 a.m. (Eastern Time) on May 30, 2000, and at any adjournments or postponements thereof, and authorizes said Proxies to vote all shares of AHMH shown on the other side of this card with all the powers the undersigned would possess if personally thereat.

    THE PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED ON THE REVERSE SIDE. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR" THE ELECTION OF THE NAMED NOMINEES AND THE RATIFICATION OF THE INDEPENDENT AUDITORS. THE UNDERSIGNED HEREBY ACKNOWLEDGES RECEIPT OF THE PROXY STATEMENT OF AHMH DATED MAY 1, 2000 SOLICITING PROXIES FOR THE ANNUAL MEETING.

    All previous proxies given by the undersigned to vote at the Annual Meeting or at any adjournment or postponement thereof are hereby revoked.

                   CONTINUED AND TO BE SIGNED ON REVERSE SIDE

                        PLEASE DATE, SIGN AND MAIL YOUR
                      PROXY CARD BACK AS SOON AS POSSIBLE!

                         ANNUAL MEETING OF STOCKHOLDERS
                     AMERICAN HOME MORTGAGE HOLDINGS, INC.
                                  MAY 30, 2000

              |                                                   |
             \|/ Please Detach and Mail in the Envelope Provided \|/
- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -

A [X] PLEASE MARK YOUR
      VOTES AS IN THIS
      EXAMPLE USING
      DARK INK ONLY.

                      FOR
                 all nominees
               listed at right   WITHHOLD AUTHORITY
                  (except as       to vote for all
                 marked to the    nominees listed
                contrary below)       at right

1. Election of       [ ]                [ ]       Nominees: C. Cathleen Raffaeli
   Directors                                                Kenneth Slosser

To withhold authority to vote for an individual nominee, print the name of such nominee on the line provided

________________________________________________________________________________


2. Ratification of Deloitte & Touche LLP as          FOR     AGAINST    ABSTAIN
   Independent Auditors.                             [ ]       [ ]        [ ]

3. OTHER MATTERS:
   Discretionary authority is hereby granted with    [ ]       [ ]        [ ]
   respect to such other matters as may properly come before the meeting or any adjournment or postponement thereof.


SIGNATURES _____________________________________________   DATE ________________

NOTE: PLEASE SIGN EXACTLY AS YOUR NAME APPEARS HEREIN. WHEN SIGNING AS ATTORNEY,
      ADMINISTRATOR, EXECUTOR, GUARDIAN OR TRUSTEE, PLEASE GIVE YOUR FULL TITLE AS SUCH. IF A CORPORATION, PLEASE SIGN BY PRESIDENT OR OTHER AUTHORIZED OFFICER AND INDICATE TITLE. IF SHARES ARE REGISTERED IN THE NAMES OF JOINT TENANTS OR TRUSTEES, EACH TENENT OR TRUSTEE IS REQUIRED TO SIGN.